Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Soligenix, Inc. and subsidiaries on Form S3 (Nos. 333-162375 and 333-167792) and Form S8 (Nos, 333-157322, 333-149239, 333-162375, and 333-167792) of our report dated March 26, 2014, on our audits of the consolidated financial statements as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013, which report is included in this Annual Report on Form 10-K to be filed on or about March 26, 2014.

/s/ EisnerAmper LLP

Jenkintown, PA
March 26, 2014